Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141
FOR IMMEDIATE RELEASE January 28, 2005	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES A VARIABLE FORWARD CONTRACT
ON ENERGIZER STOCK BY CHAIRMAN WILLIAM P. STIRITZ

St. Louis, Missouri, January 28, 2005 - Energizer Holdings, Inc, [NYSE: ENR], today announced that William P. Stiritz, the Chairman of its Board of Directors, and his wife, are entering into Variable Forward (VFC) transactions. The VFC transactions are essentially forward sales of a portion of the shares of Energizer Common Stock held by Mr. Stiritz’ trust and by his wife.

Mr. Stiritz indicated that they selected a VFC transaction in order to diversify their investment portfolio, and, at the same time, maintain an opportunity to share in the Company’s potential for future growth.

The VFC transaction provides the ability to benefit in future upside appreciation, up to an agreed amount, in the Company’s share price over the next seven and a half years, while also providing protection against decreases in share value over the same period. Under certain circumstances, Mr. Stiritz and his wife may elect to retain the shares of Energizer Stock involved in the VFC transaction, and settle the agreements with cash.

The VFC transactions involved 750,000 shares of Energizer Stock. The VFC transactions do not cover an additional approximately 2.32 million shares of Energizer Stock owned by Mr. Stiritz and his wife, or an option to acquire an additional .5 million shares which is held by Mr. Stiritz. As required by federal securities law, Mr. Stiritz has filed a Form 144 and is filing a Form 4 in connection with the VFC. The Company has determined that the transaction is in accordance with its insider trading policies.

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is one of the world’s largest manufacturers of primary batteries and flashlights and a global leader in the dynamic business of providing portable power. In addition, Energizer is the parent company of Schick-Wilkinson Sword, the second largest manufacturer of wet shave products in the world.

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